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                                                                    Exhibit 99

CNA SURETY CORPORATION                                        ANALYST CONTACT:
CNA Plaza                                                        John Heneghan
Chicago  IL  60685                                                312-822-1908
                                                         john.heneghan@cna.com

                                                                MEDIA CONTACT:
                                                                 Doreen Lubeck
                                                                  773-583-4331
------------------------------------------------------------------------------
                                                         FOR IMMEDIATE RELEASE


CNA Surety Announces 11% Increase in Second Quarter Operating Earnings

         CHICAGO, August 7, 2000 -- CNA Surety Corporation (NYSE:SUR) today reported higher earnings for the second quarter and six months ended June 30, 2000 primarily driven by increases in both underwriting and investment income. Highlights of the second quarter 2000 results compared with the same period in 1999 include:

         - Operating earnings, after income taxes, increased 11 percent to $14.3 million, or 34 cents per share, from $12.8 million, or 29 cents per share, in 1999. Operating earnings for the second quarter of 2000 exclude a non-recurring charge of 1 cent per share related to costs incurred with respect to the proposed tender offer by CNA Financial.

         - Net income increased 10 percent to $14.1 million, or 33 cents per share, compared to $12.8 million, or 29 cents per share, in 1999.

         -  Investment income increased 18 percent to $7.3 million.

         -  Underwriting income increased 11 percent to $17.8 million.

         - The combined ratio was 76.4 percent for the second quarter ended June 30, 2000 compared with 76.9 percent in the second quarter of 1999.

         "In the second quarter, we continued to achieve earnings growth and favorable underwriting results, despite an increasingly difficult business environment," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety. "The outlook for CNA Surety's core business is for continued conservative growth. We anticipate construction markets to maintain their relative strength, but growth may slow as compared with last year. We are working to offset some of the softness in our markets with continued productivity improvements and operating efficiencies."

         For the six months ended June 30, 2000, net income increased 9 percent to $28.2 million, or 66 cents per share, compared to $25.9 million, or 59 cents per share, in 1999. Operating earnings, after income taxes and excluding the non-recurring charge, increased 11 percent to $28.4 million, or 67 cents per share, from $25.6 million, or 58 cents per share, in 1999. These increases in operating earnings were primarily attributable to improved underwriting results as described below and a 16 percent increase in investment income resulting from larger average invested assets and higher portfolio yield.



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         For the second quarter of 2000, net written premiums increased 3 percent to $78.4 million. Excluding international reinsurance business assumed from CNA Reinsurance Company, Limited (London), core direct net written premiums increased 3 percent to $75.4 million for the quarter. Net written premium growth for the second quarter of 2000 was reduced by increased reinsurance costs. The reinsurance rate used to compute ceded premiums is based upon reinsurers' loss experience under the Company's surety excess of loss reinsurance contract on a one quarter lag. Due to increased claims reported to our reinsurers through March 31, 2000, ceded premiums increased $2.0 million to $4.0 million in the second quarter. Gross written premiums (before ceded premiums) increased 5 percent to $82.4 million for the second quarter of 2000. Gross written premiums for contract surety increased 8 percent for the quarter to $42.2 million due to generally favorable economic conditions for public construction nationwide. Gross written premiums for core direct commercial surety increased 3 percent to $30.7 million, primarily due to competitive market conditions for large commercial products. Net written premiums for the second quarter increased 2 percent for contract surety and 3 percent for commercial surety reflecting the foregoing changes in gross production and the effects of higher reinsurance costs.

         Gross written premiums for the first half of 2000 increased 9 percent to $163.0 million with contract surety and commercial surety up 14 percent and 5 percent, respectively. Net written premiums for the first half of 2000 increased 8 percent to $157.6 million with contract surety and commercial surety up 10 percent and 5 percent, respectively.

         Underwriting income for the second quarter ended June 30, 2000 increased $1.7 million, or 11 percent, to $17.8 million. The Company's loss and combined ratios were 18.1 percent and 76.4 percent, respectively, for the second quarter of 2000 compared with loss and combined ratios for the comparable 1999 quarter of 16.9 percent and 76.9 percent, respectively. The loss and combined ratios for the second quarter of 2000 include net favorable loss reserve development of $1.8 million compared with net favorable loss reserve development of $2.4 million for the second quarter of 1999. The expense ratio decreased to
58.3 percent in the second quarter of 2000 compared with the expense ratio of
60.0 percent in the comparable quarter of 1999, reflecting an 8 percent increase in net earned premiums.

         For the first half of 2000, underwriting income increased $3.1 million, or 10 percent, to $35.1 million. The loss and combined ratios were 18.0 percent and 76.8 percent, respectively, for the first half of 2000, compared to 17.2 percent and 76.7 percent, respectively, for the same period in 1999. The loss and combined ratios for the first half of 2000 and the comparable period of 1999 include net favorable loss reserve development of $3.9 million and $4.1 million, respectively. The expense ratio decreased 0.7 percentage points to 58.8 percent for the first half of 2000.

         Through June 30, 2000, the Company has repurchased approximately 1.2 million of its shares at an aggregate cost of $13.0 million. As of December 31, 1999, the Company had repurchased approximately 1.1 million of its shares at an aggregate cost of $11.8 million.

         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.


                                      # # #




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CNA SURETY CORPORATION
Press Release Investor Data
{Amounts in thousands, except per share data}

                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                        JUNE 30,                JUNE 30,
                                  --------------------    --------------------
                                     2000       1999        2000        1999
                                  --------    --------    --------    --------
OPERATING RESULTS:

Gross written premiums            $ 82,376    $ 78,181    $163,031    $149,705
                                  ========    ========    ========    ========

Net written premiums              $ 78,410    $ 76,173    $157,589    $145,535
                                  ========    ========    ========    ========

Revenues:
  Net earned premiums             $ 75,554    $ 69,688    $151,241    $137,558
  Net investment income              7,267       6,172      14,468      12,513
  Net realized investment gains        234          24         230         420
                                  --------    --------    --------    --------
     Total revenues                 83,055      75,884     165,939     150,491
                                  --------    --------    --------    --------


Expenses:
  Net losses and loss
     adjustment expenses            13,688      11,758      27,260      23,672
  Net commissions, brokerage and
     other underwriting             44,025      41,838      88,833      81,816
  Interest expense                   1,729       1,331       3,350       2,820
  Non-recurring charge                 500          --         500          --
  Amortization of intangible
     assets                          1,523       1,475       3,048       2,950
                                  --------    --------    --------    --------
     Total expenses                 61,465      56,402     122,991     111,258
                                  --------    --------    --------    --------

Income before income taxes          21,590      19,482      42,948      39,233

Income taxes                         7,483       6,644      14,728      13,352
                                  --------    --------    --------    --------

NET INCOME                        $ 14,107    $ 12,838    $ 28,220    $ 25,881
                                  ========    ========    ========    ========

Basic earnings per common share   $   0.33    $   0.29    $   0.66    $   0.59
                                  ========    ========    ========    ========

Diluted earnings per common share $   0.33    $   0.29    $   0.66    $   0.59
                                  ========    ========    ========    ========

Basic weighted average
  shares outstanding                42,898      44,098      42,930      44,099
                                  ========    ========    ========    ========

Diluted weighted average
  shares outstanding                43,080      44,267      43,080      44,238
                                  ========    ========    ========    ========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net realized income               $ 14,107    $ 12,838    $ 28,220      25,881
Net realized investment gains         (152)        (16)       (150)       (273)
Non-recurring charge                   325          --         325          --
                                  --------    --------    --------    --------
Operating earnings                $ 14,280    $ 12,822    $ 28,395    $ 25,608
                                  ========    ========    ========    ========


DILUTED PER SHARE DATA:
Net income                        $  0. 33    $   0.29    $   0.66    $   0.59
Net realized investment gains           --          --          --        (.01)
Non-recurring charge                  0.01          --        0.01          --
                                  --------    --------    --------    --------
OPERATING EARNINGS                $  0. 34    $   0.29    $   0.67    $   0.58
                                  ========    ========    ========    ========


----------------------------------
See notes to Press Release Investor Data on page 4.



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CNA SURETY CORPORATION
Press Release Investor Data
{Amounts in thousands, except per share data}

                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                  --------------------    --------------------
                                        JUNE 30,                JUNE 30,
                                    2000        1999        2000       1999
                                  --------    --------    --------    --------

UNDERWRITING RESULTS:

Gross written premiums:
   Contract                       $ 42,152    $ 39,004    $ 79,567    $ 69,717

   Commercial                       33,739      32,902      69,486      66,267
   Fidelity and other                6,485       6,275      13,978      13,721
                                  --------    --------    --------    --------
                                  $ 82,376    $ 78,181    $163,031    $149,705
                                  ========    ========    ========    ========
Net written premiums:
  Contract                        $ 38,546    $ 37,838    $ 74,476    $ 67,497
  Commercial                        33,354      32,511      68,669      65,395
  Fidelity and other                 6,510       5,824      14,444      12,643
                                  --------    --------    --------    --------
                                  $ 78,410    $ 76,173    $157,589    $145,535
                                  ========    ========    ========    ========

Net earned premiums               $ 75,554    $ 69,688    $151,241    $137,558
Net losses and loss
  adjustment expenses (1)           13,688      11,758      27,260      23,672
Net commissions, brokerage
  and other underwriting expenses   44,025      41,838      88,833      81,816
                                  --------    --------    --------    --------
Underwriting income               $ 17,841    $ 16,092    $ 35,148    $ 32,070
                                  ========    ========    ========    ========

Loss ratio (1)                        18.1%       16.9%       18.0%       17.2%
Expense ratio                         58.3        60.0        58.8        59.5
                                  --------    --------    --------    --------
Combined ratio (1)                    76.4%       76.9%       76.8%       76.7%
                                  ========    ========    ========    ========

CASH FLOW DATA:

Net cash provided by operations     (1,788)     (5,373)     38,631      16,005


                                                        JUNE 30,  December 31,
CONSOLIDATED BALANCE SHEET DATA:                          2000        1999
                                                        --------    --------

Invested assets and cash                                $525,514    $499,400
Intangible assets, net                                   152,931     155,980
Total assets                                             879,808     851,575

Insurance reserves                                       373,514     357,233
Long-term debt                                           101,900     101,900
Total stockholders' equity                               348,311     326,304

Book value per share                                    $   8.12    $   7.59
                                                        ========    ========

Outstanding shares                                        42,899      43,006
                                                        ========    ========
----------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA
(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $1,777 or 2.4% and $2,448 or 3.5 % for three months ended June 30, 2000 and 1999 , and $3,878 or 2.6% and $4,113 or 3.0% for six months ended June 30, 2000 and 1999, respectively.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.